EXHIBIT 99.1

Quantum Technologies Files a Voluntary Petition for Relief under Chapter 11

●    Has obtained $6.0 million debtor-in-possession financing commitment to allow it to continue its operations uninterrupted during a court supervised 363 sale process

LAKE FOREST, Calif., March 23, 2016 / Globe Newswire / ‐‐ Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum” or the “Company”) (NASDAQ: QTWW), a global leader in natural gas storage and delivery systems, integration and vehicle system technologies, today announced that that it filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California. The Company intends for the Chapter 11 filing to enable it to seek an acquirer through an expeditious 363 sale process.
The Company, subject to obtaining court approval, has secured a $6.0 million debtor-in-possession financing commitment from Douglas Acquisitions, LLC, an affiliate of existing second position secured creditors of the Company.
The Company has filed customary first-day motions with the Bankruptcy Court intended to support the continuation of its day-to-day operations for customers, employees, vendors and suppliers, and other business partners.
Cautionary Statements
The Company’s shareholders are cautioned that trading in the Company’s common stock during the pendency of the Chapter 11 Case is highly speculative and involves substantial risks. Trading prices for the Company’s common stock may bear little or no relationship to the actual recovery, if any, by shareholders in the Company’s Chapter 11 Case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its common shares.
If sufficient funds are not generated by the sale process or any Chapter 11 plan in excess of secured claims, priority claims and general unsecured claims, the holders of the Debtor’s common stock might receive no distribution on account of their interests and, in the event of a Chapter 11 liquidation plan, their existing common stock may be cancelled. If certain requirements of the Bankruptcy Code are met, a liquidation plan can be confirmed notwithstanding its rejection by the Debtor’s equity security holders and notwithstanding the fact that such equity security holders do not receive or retain any property or other value in respect of their equity interests.
In the Chapter 11 case, the Company is required periodically to file various documents with, and provide certain information to, the Bankruptcy Court, including statements of financial affairs, schedules of assets and liabilities, monthly operating reports, and other financial information. Such materials will be prepared according to requirements of federal bankruptcy law. While they would be expected to accurately provide then-current information required under federal bankruptcy law, such materials will contain information that may be unconsolidated and will generally be unaudited and prepared in a format different from that used in the Company’s consolidated financial statements filed with the SEC under the federal securities laws. Accordingly, the Company believes that the substance and format of such materials do not allow meaningful comparison with its publicly-disclosed consolidated financial statements. Moreover, the materials filed with the Bankruptcy Court are not prepared for the purpose of providing a basis for an investment decision relating to the Company’s securities or for comparison with other financial information filed with the SEC.
About Quantum: Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light‐weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully‐integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast‐to‐market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.
Forward Looking Statements: This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report, other than those that are historical, are forward looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements  including (i) the potential adverse impact of the Chapter 11 filings on the Company’s liquidity or results of operations, (ii) changes in the Company’s ability to meet financial obligations during the Chapter 11 process or to maintain contracts that are critical to the Company’s operations, (iii) the outcome or timing of the Chapter 11 process and the Section 363 process, (iv) the effect of the Chapter 11 filings or the Section 363 process on the Company’s relationships with third parties, regulatory authorities and employees, (v) proceedings that may be brought by third parties in connection with the Chapter 11 process or the Section 363 process, (vi) the Court approval or other conditions or termination events in connection with the Section 363 process, and (vii) the increased administrative costs related to the Chapter 11 process. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:
Quantum Investor Relations
Phone:  949-399-4555
Email:  ir@qtww.com